Exhibit 4.55

May 12, 2004

Mr. Joe Pomis

Endoxy Healthcare Associates, Inc.

1582 Barclay Boulevard

Buffalo Grove, IL 60089

RE:	150 Fairway Drive Suite #142-146
Vernon Hills, IL 60061

Dear Joe:

Enclosed are two (2) copies of the lease for the above-referenced property.

If the lease meets with your approval, please sign and return all copies to my attention at 1601 Barclay Boulevard, Buffalo Grove, Illinois 60089. Please enclose your check made payable to Arthur J. Rogers & Co. in the amount totaling $7,864.66 which includes the first month’s rent of $7,908.33 and $7,908.33 equal to one (1) month security deposit minus the $7,952.00 security deposit on hand After all copies of the Lease are fully executed, we will return an original copy to you for your file.

If you have any questions or need clarification on any of the above, please call me at (847) 541-3600.

Sincerely,

Norman Ross

Enclosure(s)

NR/cn

LEASE AGREEMENT

THE LEASE AGREEMENT

THIS LEASE, made May 12, 2004 between

LANDLORD:	Arthur J. Rogers & Co., as managing Agent for the beneficiary of owner

TENANT:	Endoxy Healthcare Associates, Inc. an Illinois Corporation

BUILDING:	150

DEVELOPMENT:	ROGERS EXECUTIVE PARKE II per Exhibit “A” attached

SQUARE FOOTAGE OF PREMISES:	7,300 rentable square feet

PREMISES:	150 Fairway Drive Suite#142-146 Vernon Hills, Illinois 60061

TENANT’S SHARE OF IMPROVEMENTS:	$ -0-

Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises described above and in Exhibit A attached hereto and made a part hereof. In consideration thereof, the parties covenant and agree as follows:

All terms and conditions of this potential lease are contingent upon (a)Tenant, providing to Landlord Tenant’s current financial reports, credit reports, and references in such form and detail as the Landlord may deem necessary, and (b) approval of Tenant’s credit, which approval shall be at Landlord’s sole discretion.

ARTICLE 1. RENT & TERM

1.0 Term

The Lease term is from July 1, 2004 to September 30, 2009

1.1 Rental

Tenant shall pay to Landlord the sum of Four Hundred Eighty Three Thousand, Nine Hundred Ninety Dollars and 00/100 DOLLARS ($483,990.00) as rent in installments as follows:

From 07/01/04 to 09/30/04 in monthly installments of $ 0 and;

From 10/01/04 to 09/30/05 in monthly installments of $7,908.33 and;

From 10/01/05 to 09/30/06 in monthly installments of $7,908.33 and;

From 10/01/06 to 09/30/07 in monthly installments of $7,908.33 and;

From 10/01/07 to 09/30/08 in monthly installments of $8,303.75 and;

From 10/01/08 to 09/30/09 in monthly installments of $8,303.75

1.2 Additional Rent - Real Estate Tax and Tenant’s Proportionate Share

In addition to Fixed Rent, Tenant shall pay to Landlord Tenant’s proportionate share (6.11%) (“Tenant’s Proportionate Share”) of all taxes and assessments, general and special, and all other impositions, ordinary and extraordinary, of any kind and nature whatsoever (or any substitution thereof), which may be levied, assessed or imposed upon the Development (as constructed from time to time) and Tenant’s proportionate share of any and all reasonable fees and expenses incurred by Landlord in its efforts to reduce said taxes (collectively “Real Estate Taxes”). If Landlord is successful in reducing said taxes Tenant shall share, proportionately in such reduction.

The Landlord shall in good faith estimate the real estate taxes to be incurred by the Landlord during each year of the Lease and a sum equal to one-twelfth (1/12th) thereof shall be paid by the Tenant each month of the term of this Lease.

Payment of additional rental for Tenant’s proportionate share of real estate taxes is due within ten (10) days following Tenant’s receipt of the invoice. Late payments are subject to late charges as included in Section 1.7. Within ninety (90) days following receipt of the bill for real estate taxes for the applicable year, Landlord shall furnish the Tenant with a copy of the same and there shall be an adjustment between the Landlord and Tenant with payment to or a refund by Landlord, as the case may be, so that the amount charged to the Tenant does not exceed Tenant’s proportionate share of the real estate taxes actually paid.

Upon the termination of the Lease, by lapse of time or otherwise, the Tenant shall pay Tenant’s proportionate share based upon the actual amount of real estate taxes, if known, or if not known, based on an estimate of 110% of the previous year’s actual real estate taxes prorated for any partial calendar year. This amount will be billed and due prior to the last day of occupancy.

1.3 Additional Rent - Common Area Expenses

Tenant shall pay to the Landlord as additional rent for the Premises, Tenant’s proportionate share (4.49%) of the expenses attributable to “Common Areas” (hereafter defined). If, when billed, the Tenant’s proportionate share has been estimated, the Landlord shall, upon receipt of the bill for Common area expenses for the applicable year compute the actual amount payable by the Tenant and either refund overpayment or bill the Tenant for underpayment. Billings for additional rental for Common Area Expenses are due within ten (10) days following receipt of the invoice. Late payments are subject to late charges as included in Section 1.7.

The Landlord shall in good faith estimate the “Common area expenses” (hereafter defined) to be incurred by the Landlord during each year of the Lease and a sum equal to one-twelfth (1/12th) thereof shall be paid by the Tenant each month of the term of this Lease.

“Common area expenses” shall mean any and all reasonable expenses incurred by the Landlord in connection with common areas within the Building and Development, including, but not limited to, snow removal, landscaping, exterior window washing, parking lot, roof, exterior wall, foundation, sidewalk repair and maintenance, cleaning, fire and extended coverage insurance and liability insurance against casualties in such Common Areas, management fees, all other repairs and maintenance, depreciation of any equipment used in maintaining the Common Area and other expenses usually and customarily charged to tenants as Common Area expenses in like industrial developments. Landlord expressly reserves the right to determine the manner in which these common areas shall be maintained.

Within ninety (90) days following the end of each calendar year during the term of the Lease, Landlord will furnish Tenant with a Statement of Common area expenses prepared and certified to by an independent certified public accountant, which Statement shall be binding on Landlord and Tenant. Any overpayment made by the Tenant shall be refunded to Tenant and any underpayment shall be billed to and paid by Tenant. In the event of any dispute as to Tenant’s proportionate share of Common area expenses, the Tenant shall have the right once each twelve (12) calendar month period, upon reasonable written notice, at its own expense, to inspect the Landlord’s accounting records relative to Common area expenses at Landlord’s accounting office during normal business hours. Unless Tenant shall take written exception to any item included in Common area expenses for any period prior to such inspection within fifteen (15) days following such inspection, all previous statements shall be considered as final and accepted by the Tenant.

Upon the termination of the Lease, by lapse of time or otherwise, the Tenant shall pay Tenant’s proportionate share based upon the actual amount of Common area expenses, if known, or if not known, based on an estimate of 110% of the previous year’s actual Common area expenses prorated for any partial calendar year. This amount will be billed and due prior to the last day of occupancy. If, when billed, the Tenant’s proportionate share has been estimated, the Landlord shall, upon receipt of the bill for Common area expenses for the applicable year compute the actual amount payable by the Tenant and either refund overpayment or bill the Tenant for underpayment.

1.4 Definition of Tenant’s Proportionate Share

For sections 1.2 “Tenant’s proportionate share” has been computed by dividing 119,540 square feet (the total rentable area of the industrial buildings) into 7,300 square feet (the square footage of the leased premises).

For sections 1.3 “Tenant’s proportionate share” has been computed by dividing 162,740 square feet (the total rentable area of the entire development) into 7,300 square feet (the square footage of the leased premises).

1.5 Place Due

All Fixed Rent, Tenant’s proportionate share of real estate taxes and Common area expenses and other sums due under this Lease shall be paid to (Landlord) Arthur J. Rogers & Co. at Department 77-7258, Chicago, Illinois, 60678-7258 or at such other place as Landlord may from time to time direct in writing.

1.6 Due Date

Fixed Rent is due in advance promptly on the first day of every calendar month and Tenant’s proportionate share of real estate taxes and Common area expenses is due promptly as provided in Sections 1.2 and 1.3 without offset.

If the Lease commences and/or terminates on other than the last day of the month, a prorated monthly installment shall be calculated based on a thirty (30) day month.

1.7 Late Charge on Past Due Rent

If rents are received later than five (5) days after the due date, Tenant shall pay on demand a late charge equal to five percent (5%) of the late installment, and five percent (5%) of each month thereafter until paid in full.

1.8 Prior Occupancy

If Tenant occupies the leased Premises prior to the beginning of the term with Landlord’s consent, all the provisions of this Lease shall be in full force commencing at such occupancy. Rent for such period shall be based on the above schedule; a prorated monthly installment shall be calculated on a thirty (30) day month.

1.9 Delayed Occupancy

In the event that Landlord is prevented from completing the alterations and improvements described in Exhibit “B” due to the failure of the prior tenant to surrender possession of the Premises to the Landlord, work stoppages, labor controversies, accidents or other causes beyond the reasonable control of Landlord, Landlord shall not be liable to Tenant for damages by reason thereof, nor shall Tenant be relieved from any obligation under this Lease, but the rental shall abate based on the above schedule (a pro-rated monthly installment shall be calculated on a 30 day month) until the said alterations and improvements are completed. In such event, the term of this Lease shall automatically be extended so as to include the full number of months provided for by this Lease.

ARTICLE 2. SECURITY DEPOSIT

2.1 Security Deposit

Tenant shall deposit with Landlord, upon complete execution and delivery of this Lease, the below-listed amount to be held by Landlord, without obligation to pay interest, as security for Tenant’s covenant to pay the rent and perform all other obligations required under the terms and provisions thereof. Landlord may commingle the security deposit with other funds of the Landlord. In the event of any default on the part of Tenant, Landlord shall have the right to apply such security deposit, or any portion thereof, to cure such default. In the event the security deposit is reduced by reason of such application, then within five (5) days after notice from Landlord, Tenant shall deposit with Landlord such sum as may be necessary to restore the security deposit to its original amount. Landlord shall refund the security deposit without deduction to Tenant within thirty (30) days after the termination of this Lease, but if the security deposit had been reduced to cure any default on the part of Tenant and has not been restored to its original amount, only the remainder of the security deposit, if any, shall be refunded to Tenant upon termination of this Lease.

2.2 Security Deposit Amount: $ 7,908.33

2.3 Security Deposit Transfer

If the Premises or Building is sold or otherwise conveyed by Landlord, the security deposit may be transferred to Landlord’s successor, and if so, Tenant hereby releases Landlord from any and all liability with respect to said deposit and its application or return.

2.4 Security Deposit Increase

If Tenant is in default under this Lease more than two (2) times within any twelve-month period, irrespective of whether or not such default is cured, then, without limiting Landlord’s other rights and remedies provided for in this Lease or at law or equity, the Security Deposit shall automatically be increased by an amount equal to the greater of:

a) two (2) times the original Security Deposit; or

b) three (3) months’ Minimum Rent, which shall be paid by Tenant to Landlord forthwith on demand.

ARTICLE 3. USE

3.1 Usage

Tenant shall use and occupy the Premises for a consulting firm office and for no other purposes.

3.2 Laws & Regulations

Tenant shall use and occupy the Premises and common areas subject to the terms and conditions of this Lease, Tenant’s compliance with the applicable laws, ordinances, and regulations of any governmental agencies having jurisdiction over the Tenant’s business, the Building, common areas, and the Premises, and in compliance with the reasonable rules and regulations that the Landlord will prescribe from time to time.

3.3 Common Areas

For so long as Tenant is not in default, Landlord grants Tenant a non-exclusive revocable (in the event of default) license to use and occupy in common with others entitled thereto the common areas, which include sidewalks, entrances, loading docks, parking areas, driveways, service roads, and any other areas or facilities which Landlord, in its sole discretion, may designate for common use (“Common Areas”).

3.4 Quiet Enjoyment

For so long as Tenant is not in default, Tenant shall peaceably and quietly hold and enjoy the Premises for the term of the Lease without hindrance or interruption by Landlord, subject nevertheless to the terms and conditions of this Lease.

3.5 Signs

A sign containing Tenant’s name, of a size and design approved by Landlord, may be placed on the front door entering the Premises and at the rear door of the Premises. No other sign shall be affixed to any part of the Building. Tenant’s sign shall be installed by the Landlord at Tenant’s expense.

3.6 Protecting Premises

Before leaving the Premises unattended, Tenant shall close and securely lock all doors or other means of entry to the Premises and turn off non-required utilities in the Premises.

3.7 Locks

Tenant shall not place additional locks upon any door or window or change existing locks without the written consent of the Landlord. Landlord may remove such locks, and the Tenant shall pay for any damages to the door or its jamb. Duplicate keys are to be provided only by the Landlord, the cost of which shall be paid by the Tenant.

3.8 Advertising

Tenant shall not in any manner use the name of the Building for any purpose other than that of the business address of the Tenant, or use any picture or likeness of the Building without the express written consent of the Landlord.

3.9 Utilities

The Tenant shall pay for all electricity, gas, water, sewer, telephone and other utilities, including that used for heating and air conditioning, which are used in the Premises during the lease term. Tenant shall not overload the electrical wiring of the Premises. All electric wiring and other utility piping must be connected as directed by the Landlord. No boring, drilling or cutting for wires is permitted without the Landlord’s written consent. Landlord, at its cost, will provide one “25 pair” telephone cable to the Premises and Tenant, at its expense, shall extend all telephone wiring within the Premises in accordance with plans and specifications and by contractors approved by Landlord.

3.10 Hazardous Materials or Operations

(a) Tenant shall not use or permit to be brought into the Premises or Building any flammable liquids or any explosive or other articles deemed hazardous to persons or property;

(b) Tenant agrees that no portion of the Premises shall be used for the storage or disposal of any toxic or hazardous waste, material, or substances;

(c) Tenant agrees to comply with all applicable laws, statutes and ordinances concerning toxic or hazardous waste, material or substance and any rules and regulations promulgated by the Metropolitan Sanitary District of Illinois, Federal and State Environmental Protection Agencies and other agencies of government having jurisdiction over such matters;

(d) Tenant warrants and represents that the business to be conducted by the Tenant at the Premises does not require the use of any toxic or hazardous materials or substances and no toxic or hazardous waste is created as a by-product; and

(e) Tenant agrees to indemnify and hold harmless the Landlord from any and all liability, cost and expense, including attorneys’ fees, in connection with complying with any environmental laws, statutes and ordinances, or any regulation of rules of the Metropolitan Sanitary District of Illinois, Federal and State Environmental Protection Agencies or other agencies of government as a result of Tenant’s use of the Building, Premises and Common Areas.

The agreements contained herein are a material inducement for the Landlord to lease the Premises to the Tenant and shall survive the termination of this Lease, whether by lapse of time or otherwise.

3.11 Defacing Premises

Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any other door, partition, wall or window which may be unsightly from outside the Premises, and Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior sills. Tenant shall not do any painting or decorating in the Premises or make, paint, cut or drill into, drive nails, screws or other fasteners into or in any way deface any part of the Premises or the Building without the written consent of Landlord.

3.12 Overloading

Tenant shall not overload any floor or hang any object from the ceiling or roof supports.

3.13 Obstruction of Common Areas

Tenant, its agents and suppliers shall not permit merchandise, supplies, equipment or other effects to be left in the common areas of the Building, except with Landlord’s permission and if required by fire or sanitation regulations.

3.14 Nuisances

Without the written permission of Landlord, Tenant shall not:

a) use the Premises for housing, lodging or sleeping purposes;

b) permit preparation of food in the Premises or permit food to be brought into the Premises for consumption therein (warming of coffee and individual lunches and snacks of employees excepted);

c) place any antenna on the roof or on or in any part of the inside or outside of the Building other than the inside of the Premises;

d) operate or permit to be operated any musical or sound device inside or outside the Premises, which may be heard outside the Premises;

e) operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere;

f) make or permit any objectionable noise or odor to emanate from the Premises;

g) do anything in or about the Building tending to create or maintain a nuisance or do any act tending to injure the reputation of the Building;

h) bring or permit to be in the Building any animal or bird (except a dog in the company of a blind person);

i) Tenant shall not permit the storage or repair of any motorized vehicle inside or outside the Premises.

ARTICLE 4. ALTERATIONS, MAINTENANCE & REPAIR

4.1 Alterations by Landlord

Landlord agrees to make the alterations and improvements to the Premises and to prepare the same for Tenant’s occupancy as described on Exhibit B, if any.

4.2 Alterations by Tenant

Tenant shall not make any installation or alteration in or improvement, addition or demolition to the Premises without the prior written approval of Landlord, and if Landlord shall approve, all such work is subject to any reasonable restrictions to preserve intact the architectural design and structural integrity of the Building. Such work shall be performed at the Tenant’s expense by employees of or licensed contractors approved or employed by the Landlord and in accordance with applicable regulations and codes.

4.3 Ownership of Alterations

All installations, alterations, improvements or additions to the Premises (other than Tenant’s personal property and trade fixtures) made by the Landlord or Tenant shall become the Landlord’s property and shall remain in or upon the Premises upon termination of the Lease except as provided in Article 9.

4.4 Maintenance & Repairs

Landlord shall keep the Building including the roof, exterior walls, foundations and the common areas in good condition and repair with the Tenant obligated for Tenant’s proportionate share per Section l.3. The cost of maintenance or repairs wholly or partially caused by the negligence or act of the Tenant or any of its agents, visitors, licensees or employees or by Tenant’s breach of any provision of this Lease shall be borne by the Tenant.

4.5 Maintenance by Tenant

Tenant, at its own expense, shall keep the interior of the Premises in good repair, decorated and in tenantable condition during the entire term of the Lease and shall promptly and adequately repair all damage to the Premises using labor and material approved by Landlord. Tenant shall repair and maintain the heating, air conditioning, ventilating, electrical, plumbing equipment and services within the Premises; Landlord represents and warrants that all of the foregoing systems and equipment shall be in good working order on the commencement date. In the event Tenant fails or refuses to maintain Premises or make such repairs or replacements, Landlord may (but shall not be obligated to), following five (5) days prior written notice to Tenant and Tenant’s failure to cure within such period, make such repairs or replacements, and the cost thereof shall be considered additional rent, payable by Tenant upon demand.

Landlord shall warrant and guarantee, at it’s sole expense, the heating and air conditioning equipment within the demised premises during the first twelve (12) months of this Lease, provided that Tenant enters into a preventative maintenance contract with a qualified heating and air conditioning contractor to perform preventative maintenance to the equipment at Tenant’s sole expense.

Furthermore, provided Tenant has contracted with a qualified heating and air conditioning contractor for preventative maintenance, Landlord and Tenant shall prorate the cost of any repair or replacement of the equipment upon the percentage of time the Tenant had use of the equipment vs the age of the equipment at the time of failure.

4.6 Carpeting

Tenant shall provide and maintain hard surface protective mats under all desk chairs to avoid excessive wear and tear to carpets. During moving, carpeting is to be protected by a hard surface protective covering. If Tenant fails to so provide, the cost of carpet repair or replacement shall be charged to and paid for by the Tenant.

4.7 Condition of Premises

The Tenant’s acceptance of possession of the Premises shall be conclusive evidence that the Premises and Building were then in good order and satisfactory condition, subject to punchlist items and latent defects. Tenant shall submit a punchlist of patent defects observed with respect to the condition of the Premises within thirty (30) days of possession and of latent defects within a reasonable period of time after the commencement of the Lease term.

ARTICLE 5. ASSIGNMENT & SUBLETTING

5.1 Assignment & Subletting

Tenant shall not assign or pledge this Lease or sublet the whole or any part of the Premises, whether voluntarily or by operation of law, or permit the use or occupancy of the Premises by anyone other than Tenant, without the prior written consent of Landlord, which shall not be unreasonably withheld or delayed. Such restrictions shall be binding upon any assignee or subtenant to which Landlord has consented. Notwithstanding any permitted assignment or subletting, Tenant shall at all times remain fully liable for the payment of the rent specified herein and for compliance with all of its other obligations under the terms, provisions and covenants of this Lease.

5.2 Written Notice

The Tenant shall give written notice to Landlord of the desire to sublet.

5.3 Collection of Rent

Landlord may, at its option, collect directly from such assignee or subtenant all the rents under such assignment or sublease. No such collection shall be construed to constitute a novation or a release of Tenant from the further performance of Tenant’s obligations hereunder.

5.4 Landlord’s Option

In addition to but not in limitation of Landlord’s right to approve of any subtenant or assignee, Landlord shall have the option, in its sole discretion, in the event of any proposed subletting of less than the entire Premises, to release Tenant from all liability as to that part of Premises so sublet or assigned, effective as of the date that such Sublessee or Assignee shall take possession thereof. If Landlord exercises such option, Landlord shall give Tenant written notice within thirty (30) days following Landlord’s receipt of Tenant’s notice of its intention to assign or sublet and requesting Landlord’s approval thereof. In the event that Landlord elects to terminate this Lease as a part of Premises, the rent required to be paid therefore during the unexpired term hereof shall abate based upon the ratio that the total square footage of the part of the Premises so sublet bears to the total original square footage of the Premises.

5.5 Commissions

Notwithstanding the provisions of Section 5.4, Tenant shall, at Tenant’s sole cost and expense, discharge in full any outstanding commissions or obligations which may be due to any real estate broker retained by Tenant or its assignee or sublessee by reason of any assignment or subletting of Premises or any part thereof with the consent of Landlord.

5.6 Assignments to Successor Corporation

Notwithstanding the provisions of the above paragraphs, Tenant may, without Landlord’s consent, assign this Lease to any corporation succeeding to substantially all the business and assets of Tenant by merger, consolidation, purchase of assets or to any corporation or entity which is a subsidiary or division of Tenant, provided that the following conditions are satisfied: (a) the total assets and net worth of such assignee shall be equal to or more than that of Tenant immediately prior to such transactions; (b) Tenant is not then in default hereunder; and (c) such successor shall execute and deliver to Landlord an instrument in writing fully assuming all the obligations and liabilities imposed upon Tenant hereunder, together with copies of appropriate financial reports of the successor corporation.

ARTICLE 6. INSURANCE & INDEMNIFICATIONS

6.1 Tenant’s Insurance

Tenant shall, at its sole cost and expense, maintain insurance coverage insuring Tenant’s personal property against any loss or damage by perils generally included in Fire and Extended Coverage Insurance policies and, further, shall procure and maintain adequate Public Liability and Property Damage insurance and Workmen’s Compensation insurance of statutory limits. At the request of Landlord, Tenant shall furnish Certificates of such insurance policies, which Certificates shall provide for not less than ten (10) days prior notice to Landlord in the event of cancellation or material modification thereof.

6.2 Increase in Insurance Premiums

In the event of any increase in the Landlord’s insurance premiums due to the unusual nature or hazardous operation of the Tenant’s business, the Tenant shall pay Landlord an amount equal to the increase of said insurance premium provided, however, that this Section 6.2 shall not be deemed to be a waiver of the right of Landlord to prohibit any use of Premises other than as specified in Section 3.l.

6.3 Damage by Tenant

Tenant agrees to pay for all damage done to the Premises or the Building by Tenant and its officers, agents and employees or any other person permitted in the Premises by Tenant, other than same resulting from Landlord’s acts, agents and employees, or negligence.

6.4 Insurance Regulations

Tenant, at its sole expense, shall comply with any and all requirements of any insurance organization or company necessary for the maintenance of reasonable fire and public liability insurance covering the Premises and the Building.

6.5 Indemnification of Landlord

Tenant will indemnify and defend and hold harmless Landlord and its beneficiaries, agents, representatives, and employees from and against any and all claims, actions, damages, liability and expense with respect to injury to persons, including loss of life and damage to property including the loss of use thereof arising from or out of any occurrence in, upon, or at the Premises or the Building, or the occupancy or use by Tenant of the Premises or any part thereof, or the Building or any part thereof, occasioned wholly or in part by any act or omission of Tenant, their agents, contractors, employees, invitees and servants, provided, however, that same shall not have been caused by or resulted from Landlord’s acts, agents and employees, or negligence. In the event Landlord is made party to any litigation commenced by or against Tenant, then Tenant shall indemnify, defend and hold Landlord or their agents, successors, representatives, and employees harmless therefrom and shall pay all costs, expenses and reasonable attorney’s fees incurred or paid by them or any of them in connection with such litigation, other than same resulting from Landlord’s acts or negligence, or the acts or negligence of Landlord’s employees, agents, contractors, invitees and servants.

6.6 Non-Liability of Landlord

Landlord shall not be liable for any damage to property of Tenant or of others located on the Premises or elsewhere in the Building, nor for the loss of or damage to any property of Tenant or of others by theft or otherwise, unless caused by or resulting from the acts or negligence of Landlord, or from the acts or negligence of Landlord employees, agents, contractors, invitees and servants. Except for Landlord’s acts or negligence or the acts or negligence of its agents, employees, contractors, invitees, and servants, Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, gas, electricity, water, rain or snow leaks from any part of the Premises or elsewhere in the Building or leak backups from the pipes, appliances or plumbing works or from the roof, street or subsurface or from any other place or by dampness or by any other cause of whatever nature. Landlord shall not be liable for any such damage caused by other tenants or persons in the Premises or elsewhere in the Building, occupants of adjacent property of the Building or the public or caused by construction operations. All property of Tenant kept or stored on the Premises or elsewhere in the Building shall be so kept or stored at the risk of Tenant only, and Tenant shall hold Landlord harmless from any claims arising out of damage to the same unless such damage shall be caused by acts or negligence of Landlord or acts or negligence of its of Landlord’s agents, employees, contractors, invitees, and servants.

6.7 Mutual Waiver of Subrogation Rights

Except for Landlord’s negligence, agents and employees, or negligence whenever any loss, cost, damage or expense resulting from fire, explosion or any other casualty is incurred by either of the parties to this Lease in connection with the Premises or the Building, and such party is then covered in whole or in part by insurance with respect to such loss, cost, damage or expense, then the party so insured hereby releases the other party from any liability it may have on account of such loss, cost, damage, or expense to the extent of any amount recovered by reason of such insurance and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof, provided that such release of liability and waiver of the right of subrogation shall not be operative in any case where the effect thereof is to invalidate such insurance coverage or increase the cost thereof (provided that in the case of increased cost, the other party shall have the right within thirty (30) days following written notice to pay such increased cost, thereupon keeping such release and waiver in full force and effect).

6.8 Interruption of Services

Landlord does not warrant that any of the services to be provided by Landlord pursuant to Article 11 following, or any other service to be provided by Landlord will be free from interruptions caused by repairs, renewals, improvements, changes of service, alterations, work stoppage, labor controversies, accidents, inability to obtain fuel, electricity, water supplies or other cause beyond the reasonable control of Landlord. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages, by abatement of rent or otherwise, or relieve Tenant from performance of Tenant’s obligations under this Lease. Tenant hereby waives and releases all claims against Landlord for damages for interruption or stoppage of service.

ARTICLE 7. MORTGAGES, TITLE, LIENS

7.1 Mortgages - Subordination

This Lease Agreement and the rights of Tenant pursuant hereto shall, at all times, be subject and subordinate only to the lien of a First Mortgage at any time placed on the Building or Premises. Tenant shall, upon the written request of any First Mortgagee execute such instruments or documents as may be reasonably required at any time and from time to time to subordinate the rights and interest of Tenant herein to the lien of any such First Mortgage. At the election of the First Mortgagee, this Lease shall not be terminated or affected by any proceedings instituted to foreclose the lien of any First Mortgage, and this Lease shall continue in full force and effect, notwithstanding that any such First Mortgagee or any person claiming by, through or under any such First Mortgagee shall succeed to the title of Landlord by foreclosure or Deed in lieu of foreclosure, and in any such event, Tenant agrees to attorn to any such First Mortgagee or its successors and assigns.

Should any First Mortgage be foreclosed, or in the event that the title of Landlord shall be conveyed to any such First Mortgagee by Deed in lieu of foreclosure, no such First Mortgagee, purchaser at such foreclosure sale or their successors or assigns shall be:

a) liable for any act or omission of any prior Landlord;

b) subject to any off-set or defense which Tenant may have against any prior Landlord; and

c) bound by a prepayment of rent or other payments made to Landlord by Tenant for more than the current month.

7.2 Estoppel Certificate

Tenant agrees that upon not less than fifteen (15) days prior notice from Landlord, Tenant will deliver to Landlord or to such other person as Landlord shall designate in such notice, a statement in writing in form satisfactory to Landlord certifying among other matters:

a) that the Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and identifying such modifications);

b) that Tenant is in possession of the Premises and is paying all rental payments required by this Lease;

c) that no more than one month’s rent (excluding the Security Deposit, if any) has been paid in advance;

d) that all work required to be performed by Landlord under this Lease has been completed;

e) the Commencement Date and expiration date of this Lease; and

f) that insofar as Tenant knows, Landlord is not in default under this Lease (or, if Tenant has knowledge of any default, a statement of the nature thereof).

7.3 Modifications Required by Mortgagee

If any Mortgagee requires a modification or modifications of this Lease and such modification or modifications will not result in any increased cost or expense to Tenant or in any other way substantially alter the rights and obligations of Tenant hereunder, Tenant shall, upon Landlord’s request, execute the appropriate instrument or instruments effecting such modification or modifications.

7.4 Landlord’s Title

Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Building by reason of services or materials supplied or claimed to have been supplied in connection with any work done in the Premises at the direction of Tenant. If any such mechanic’s lien shall at any time be filed, Tenant shall cause the same to be discharged of record or sufficient bond posted over same within thirty (30) days after receipt of notice from Landlord. If Tenant shall fail to discharge or post sufficient bond over such mechanic’s lien within such period, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the lien either before or after investigating it.

ARTICLE 8. EMINENT DOMAIN & DESTRUCTION OF PREMISES

8.1 Eminent Domain

If the entire Building or if any substantial part of the Premises shall be taken or condemned by any authority for any public use or purpose, the term of this Lease shall end upon, and not before, the date when the possession of the part so taken shall be required for such use or purpose and without apportionment of the condemnation award. The Tenant shall have no right to share in such award or seek an award for loss of its leasehold interest, the right of Tenant, if any, in and to such award being hereby assigned to Landlord. All rent shall be apportioned as of the date of such termination.

8.2 Total or Partial Destruction

In the event that Premises or other parts of the Building shall be destroyed or so damaged by fire, explosion, windstorm or other casualty (“Casualty”) so as to be:

a) rendered untenantable, Landlord may, at its election, either:

i) terminate this Lease as of the date of Casualty by written notice thereof to Tenant within sixty (60) days following the date of Casualty, in which event all rent shall be apportioned on a per diem basis and paid by Tenant to the date of Casualty; or

ii) proceed with all due diligence to repair, restore or rehabilitate the Premises or the Building, as the case may be, to the condition existing immediately prior to Casualty (“Restoration Work”) and to complete within 150 days of the date of the Casualty, in which event this Lease shall not terminate, and rent shall equitably abate on a per diem basis during the period of Restoration Work to the extent that Tenant is denied use of the Premises by reasons of Restoration Work;

Landlord shall proceed with all due diligence to perform or cause Restoration Work to be performed and completed within (90) days of the date of the Casualty, in which event rent shall abate in proportion to the non-usability of the Premises during the period of Restoration Work;

b) partially damaged but not rendered untenantable, Landlord shall proceed with all due diligence to perform or cause Restoration Work to be performed and complete within 150 days of the date of the Casualty, in which event rent shall abate in proportion to the non-usability of the Premises during the period of Restoration Work;

PROVIDED, HOWEVER, that if Casualty shall occur at any time during the last year of the term of this Lease, Landlord or Tenant shall have the right, at its election, to terminate this Lease as of the date of Casualty, by written notice thereof to the other within thirty (30) days following the date of Casualty.

Notwithstanding the foregoing, in no event shall Landlord be:

a) responsible for any loss or damage incurred by Tenant or any other person, firm or corporation by reason of goods, wares, merchandise, furniture, fixtures and equipment situated within Premises and damaged by reason of Casualty;

b) liable or responsible for any other damage incurred by Tenant by reason of Casualty; or

c) for any delays in Restoration Work caused by labor controversies, riots, acts of God, national emergencies, acts of a public enemy, governmental laws or regulations, inability to procure materials or labor, or both, or any other cause beyond the control of Landlord.

ARTICLE 9. SURRENDER OF PREMISES

9.1 Condition of Premises

Tenant shall yield to Landlord possession of the Premises in as good condition as when the Tenant took possession, subject to ordinary wear and tear, in accordance with the provision of this Lease. If the Tenant fails to yield the Premises in as good condition as when the Tenant took possession, normal wear and tear excepted, the Landlord may restore the Premises to such condition, and Tenant shall pay the cost thereof.

9.2 Alterations of Premises

Alterations of the Premises remain the property of the Landlord in accordance with the provisions of this Lease. In the event Landlord so directs in writing prior or within thirty (30) days after termination of this Lease, Tenant shall promptly remove Tenant’s alterations (but not alterations made by Landlord) and repair any damage to the Premises. If Tenant fails to repair such damage, the Landlord may restore the Premises, and Tenant shall pay the cost thereof.

9.3 Tenant’s Trade Fixtures

Any trade fixtures which are attached to the Premises, with Landlord’s prior written consent, may be removed by Tenant provided that Premises are restored by Tenant to the condition prior to attachment. If the Tenant fails to restore such damage, the Landlord may restore the Premises, and Tenant shall pay the cost thereof.

9.4 Property Presumed Abandoned

All Tenant’s trade fixtures and personal property not removed from the premises upon termination shall be conclusively presumed to have been abandoned by the Tenant, and title thereto shall pass to Landlord as by a bill of sale. The Tenant shall pay for the cost of removal of such abandoned items.

9.5 Surrender of Keys

Tenant shall surrender all keys to Premises and Building and all data relative to combination locks and security systems in Premises.

9.6 Notification of Surrender

Not less than thirty (30) days prior to the last day of the term of this Lease, the Tenant shall notify Landlord of the last day of occupancy of the Premises in writing. On the last day of occupancy, Landlord and Tenant shall review the physical condition of the Premises for the purpose of assessing needed repairs to the Premises.

9.7 Holdover by Tenant

Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord. If Tenant retains possession of the Premises or any part thereof after such termination, then Landlord may, at its option at any time thereafter, serve written notice upon Tenant that such holdover constitutes any one of:

a) renewal of the Lease for one year at the then prevailing current rental rate; or

b) creation of a month-to-month tenancy upon the terms and conditions set forth in this Lease; or

c) creation of a tenancy at sufferance in any case upon the terms and conditions set forth in this Lease;

PROVIDED, HOWEVER, that the monthly rental (or daily rental under (c)) shall, in addition to all other sums which are to be paid by Tenant hereunder, be equal to double the rental being paid monthly to Landlord under this Lease immediately prior to such termination (prorated in the case of (c) on the basis of a 360-day year for each day Tenant remains in possession). If no such notice is served, then a tenancy at sufferance shall be deemed to be created at the rent in the preceding sentence. Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant, including all loss or damage sustained or incurred by Landlord by reason of any new lease to or the loss of any proposed subsequent tenant for any portion of the Premises. The provisions of the paragraph shall not constitute a waiver by Landlord of any right of reentry; nor shall receipt of any rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease for a breach of any of the terms, covenants or obligations therein on Tenant’s part to be performed.

ARTICLE 10. LANDLORD’S REMEDIES

All rights and remedies of Landlord herein enumerated shall be cumulative, and none shall exclude any other right or remedy allowed by law.

10.1 If any voluntary or involuntary petition or similar pleading under any section or sections of any bankruptcy act shall be filed by or against Tenant, or any voluntary or involuntary proceedings in any court shall be instituted to declare Tenant insolvent or unable to pay Tenant’s debts, or Tenant makes an assignment for the benefits of its creditors, or a trustee or receiver is appointed for Tenant or for the major part of Tenant’s property, then in such event, Landlord may, if Landlord so elects and with or without notice of such election and with or without entry or other action by Landlord, forthwith terminate this Lease and, notwithstanding any other provisions of this Lease, Landlord shall forthwith upon such termination be entitled to recover damages in an amount equal to the then present value of the rent specified in Article l of this Lease for the residue of the stated term hereof.

10.2 If Tenant defaults in the prompt payment of rent and such default shall continue for five (5) or more days after the same be due and payable or in the performance or observance of any other provisions of this Lease and such other default shall continue for ten (10) or more days after notice thereof shall have been given to Tenant, or if the leasehold interest of Tenant be levied upon under execution or attached by process of law, or if Tenant abandons the leased Premises, then and in any such event, Landlord, if it so elects with or without notice or demand forthwith, or at any time thereafter while such default continues, either may terminate Tenant’s right to possession without terminating this Lease or may terminate this Lease.

10.3 Upon termination of this Lease, whether by lapse of time or otherwise, or upon any termination of the Tenant’s right to possession without termination of this Lease, the Tenant shall surrender possession and vacate the leased Premises immediately and deliver possession thereof to the Landlord, and hereby grants to the Landlord full and free license to enter into and upon the leased Premises in such event with or without process of law and to repossess the leased Premises and to expel or remove the Tenant and any others who may be occupying or within the leased Premises and to remove any and all property therefrom, using such force as may be necessary without being deemed in any manner guilty of trespass, eviction, forcible entry or detainer, or conversion of property, and without relinquishing the Landlord’s rights to rent or any other right given to the Landlord hereunder or by operation of law. The Tenant expressly waives the service of any demand for the payment of rent or for possession and the service of any notice of the Landlord’s election to terminate this Lease or to reenter the Premises, including any and every form of demand and notice prescribed by any statute or other law, and agrees that the simple breach of any covenant or provisions of this Lease by the Tenant shall, of itself, without the service of any notice or demand whatsoever, constitute a forcible detainer by the Tenant of the demised Tenant covenants and agrees to pay to Landlord after such termination and reentry, at Landlord’s option:

a) at the end of each month of the demised term, the difference, if any, between the rent actually received by Landlord from said demised Premises during such month and the rent agreed to be paid by the terms of this Lease during such month, together with the reasonable expenses of re-letting and altering the improvements on such demised Premises, together with reasonable commissions and attorney’s fees; or

b) damages in an amount equal to the then present value of the rent specified in this Lease, as adjusted for taxes and expenses, for the residue of the stated term hereof, less the fair rental value of the Premises for the residue of the stated term.

10.4 If Tenant abandons the Premises or otherwise entitles Landlord to so elect and Landlord elects to terminate the Tenant’s right to possession only without terminating the Lease, the Landlord may, at the Landlord’s option, enter into the leased Premises, remove the Tenant’s signs and other evidences of tenancy and take and hold possession thereof as in Paragraph 10.3 of this Article, provided, without such entry and possession terminating the Lease or releasing the Tenant in whole or in part from the Tenant’s obligation to pay the rent hereunder for the full term, and in any such case the Tenant shall pay forthwith to the Landlord a sum equal to the entire amount of the rent specified in Article l of this Lease for the residue of the stated term, plus any other sums then due hereunder. Upon and after entry into possession without termination of this Lease, the Landlord may, but need not, re-let the leased Premises or any part thereof for the account of the Tenant to any person, firm or corporation other than the Tenant for such rent, for such time and upon such terms as the Landlord in the Landlord’s sole discretion shall determine, and the Landlord shall not be required to accept any tenant offered by the Tenant or to observe any instructions given by the Tenant about such re-letting. In any such case, the Landlord may make repairs, alterations and additions in or to the leased Premises and redecorate the same to the extent deemed by the Landlord necessary or desirable and the Tenant shall, upon demand, pay the reasonable cost thereof, together with the Landlord’s expenses of the re-letting including, without limitation, any reasonable broker’s commission incurred by the Landlord. If the consideration collected by the Landlord upon any such re-letting for the Tenant’s account is not sufficient to pay the full amount of unpaid rent reserved in this Lease, together with the costs of repairs, alterations, additions, redecorating and the Landlord’s expenses, the Tenant shall pay to the Landlord the amount of each deficiency.

10.5 If Tenant violates any of the terms and provisions of this Lease or defaults in any of its obligations hereunder other than the payment of any sum payable hereunder, whether the same be rent or otherwise, violation may be restrained or such obligation enforced by injunction, which remedy shall be in addition to all other rights and remedies available to Landlord.

ARTICLE 11. LANDLORD SHALL FURNISH

11.1 Equipment

Heating, air conditioning, ventilating, plumbing and electrical equipment shall be in good operating condition when the Tenant takes possession.

11.2 Parking

“Off street” parking facilities for use in common with Landlord and other tenants on a “first come, first served” basis, subject to the applicable laws of the City and State, and all reasonable rules and regulations that may be imposed from time to time by the Landlord.

ARTICLE 12. RIGHTS RESERVED TO LANDLORD

Without limiting any other rights reserved or available to Landlord, Landlord reserves the following rights, to be exercised at Landlord’s election without liability to Tenant:

a) to enter the Premises to make inspections at reasonable times during normal business hours without material inconvenience to the Tenant or to show the Premises to prospective tenants or brokers during the last six months of the Lease Term, or lenders or other persons having a legitimate interest in viewing the Premises with 24 hour notice except in the case of an emergency;

b) to change the name or address of the Building;

c) to exclude or expel from the Premises or Building any person who, in the judgment of the Landlord is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of the rules and regulations of the Building;

d) to designate all sources furnishing sign painting and lettering and repairs and maintenance and to designate to anyone the exclusive right to conduct any business or render services in the Development;

e) to decorate, remodel, repair, alter or otherwise prepare the leased Premises for re-occupancy during the last six (6) months of the term hereof if, during or prior to such time, Tenant vacates the leased Premises or at any time after Tenant abandons the leased Premises.

f) to decorate and to make repairs, alterations, additions and improvements, structural or otherwise, in or to the leased Premises in, about, or adjacent to the Building and Development or part thereof, and to perform any acts related to the safety, protection, or preservation thereof, and during such operations to take into and through the leased Premises or any part of the Building all material and equipment required and to close or temporarily suspend operation of entrances, doors, corridors, parking facilities or other facilities, provided that Landlord shall cause as little inconvenience or annoyance to Tenant as is reasonably necessary in the circumstances, and provided further that Tenant’s business operations shall not be prevented or materially disrupted. Landlord may do any such work during ordinary business hours, and Tenant shall pay Landlord for overtime and for any other expenses incurred if such work is done during other hours at Tenant’s request;

g) to approve the weight, size and location of heavy machinery and equipment in and about the leased Premises. If considered necessary by Landlord, to require supplementary supports at the Tenant’s expense; and

h) to hold pass keys to the Premises. Landlord shall not use such pass keys to obtain access to the premises without Tenant’s prior consent except in emergencies.

Landlord’s entrance to the Premises for any of the above purposes shall be without being deemed guilty of any eviction or disturbance of Tenant’s use or possession and without being liable in any manner to Tenant.

ARTICLE 13. MISCELLANEOUS

13.1 Legal Fees

The non-prevailing party shall pay all costs, expenses and reasonable attorney’s fees that may be incurred by prevailing party in enforcing the terms, covenants and obligations of the Lease.

13.2 Additional Billings

Billings by Landlord for services or required repairs which are not the obligation of Landlord will be deemed as additional rents and are subject to the same rights and remedies as described herein for rents.

13.3 Receipt of Rent After Termination

No receipt of money by the Landlord from the Tenant after the termination of this Lease or after the service of any notice or after the commencement of any suit or after final judgment for possession of the Premises shall renew, reinstate, continue or extend the term of this Lease or affect any such notice, demand or suit.

13.4 Successors & Assigns

Each provision hereof shall extend to and shall, as the case may require, bind and inure to the benefit of Landlord and Tenant and their respective heirs, legal representatives, successors and assigns.

13.5 Notices

Any notice which may be or is required to be given under this Lease shall be in writing and shall be delivered in person or sent by United States Certified Mail addressed as follows:

a) if to Landlord, at such address where Tenant is required to pay rent; and

b) if to Tenant, at the Premises or at such other address as the Tenant shall designate by notice to the Landlord.

13.6 Entire Agreement

This Lease and the exhibits and riders, if any, attached hereto and forming a part hereof, set forth all the covenants, promises, agreements, conditions and undertakings between Landlord and Tenant concerning the Premises, and there are no covenants, promises, agreements, conditions, or understandings, either oral or written, between them other than as herein set forth. No subsequent alteration, change or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by them.

13.7 Waiver

No waiver of any default of the Tenant hereunder shall be implied from any omission by the Landlord to take any action on account of such default if such default persist or is repeated, and no express waiver shall affect any default other than the default specified in the express waiver and that only for the time and to the extent therein stated.

13.8 Captions & Headings

The article and paragraph headings of this Lease are for convenience only and in no way limit or enlarge the scope of meaning.

13.9 Definitions

The terms Lessor and Landlord are used interchangeably, and the terms Lessee and Tenant are used interchangeably. As applicable, the terms Lessor and Landlord shall also mean and include the duly appointed Management Agent of the Building.

13.10 Representation and Compensation of Tenant Representatives

With regards to the Landlord and the Landlord’s Exclusive Agent (Arthur J. Rogers & Co.) paying commissions for existing Tenants renewing, extending or expanding their Lease, it is expressly understood, in all cases, that the Tenant’s representative will be directly compensated for it’s services by the Tenant. And further, both the Landlord and Landlord’s Exclusive Agent reserve the right to require written confirmation from the Tenant, that the Tenant is responsible for such compensation prior to commencing any communications or discussions with the Tenant’s Representative.

13.11 Lease Cancellation

It is further agreed by and between the parties that the commencement of the term of this Lease Agreement and Tenant’s taking possession of the demised premises will automatically cancel previous Lease dated September 18, 1997 for the building commonly known as 1582 Barclay Boulevard, Buffalo Grove, IL.

IN WITNESS WHEREOF, Landlord and Tenant have hereunto executed this Lease Agreement as of the day and year first above written.

THE LANDLORD:	THE TENANT:

ARTHUR J. ROGERS & CO., as managing	Endoxy Healthcare Associates, Inc.
Agent for the beneficiary of owner.	An Illinois Corporation

By:	By:
William G. Schmitz, RPA/President	Signature

Please Print Name

Date:	Title:

Landlord’s offer may be withdrawn by the Landlord or it’s Agent at anytime without notice, and does not constitute a binding offer or Lease until properly signed by all parties to the Lease, and a fully executed copy is delivered by the Landlord to the Tenant.